Exhibit 10.1


                              AGREEMENT AND RELEASE

         This Agreement and Release ("Agreement") is entered into by and between Larry D. Schnase ("Schnase") and Eagle Pacific Industries, Inc. ("EPII").

                                    RECITALS

         A. Schnase is a member of the Board of Directors of EPII.

         B. Schnase currently owns 398,125 shares of common stock of EPII (the "Schnase Shares") of which 18,125 shares are pledged to EPII pursuant to EPII's Leveraged Equity Purchase Plan (the "LEPP Shares") to secure a loan by EPII to Schnase evidenced by one or more promissory notes made by Schnase which are payable to EPII (the "Schnase Notes"). The total amount of principal and accrued interest owing under the Schnase Notes is forty eight thousand five hundred twenty five dollars ($48,525). As a result, Schnase currently owns 380,000 shares of common stock of EPII, which are not pledged to EPII (the Non-LEPP Shares"). The Non-LEPP Shares are held by certain brokerage firms for the benefit of Schnase (the "Brokers").

         C. Schnase currently has three option agreements covering in the aggregate 206,000 shares of common stock of EPII (the "Schnase Options").

         D. Schnase desires to resign from his position as a member or the Board of Directors of EPII and dispose of his entire equity interest in EPII, consisting of the Schnase Shares and Schnase Options.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

         1. EPII/Eagle Pacific. EPII, as used in this Agreement, shall mean Eagle Pacific Industries, Inc. only. Eagle Pacific, as used in the Agreement, shall mean EPII and its subsidiaries, successors and assigns, affiliated, related and predecessor companies, insurers, and its and their present and former owners, directors, officers, shareholders, employees, agents, customers, attorneys, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the above-listed entities, in their official and individual capacities.

         2. Schnase. Schnase, as used in this Agreement, shall mean Larry D. Schnase and anyone who has or obtains legal rights or claims through him.


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         3. Purchase of Non-LEPP Shares.

         (a) EPII hereby purchases and Schnase hereby sells all 380,000 of the Non-LEPP Shares. Schnase has delivered instructions to the Brokers to cause certificates representing the Non-LEPP Shares to be delivered to EPII, or its assigns.

         (b) The purchase price for the Non-LEPP Shares shall be $2.60 per share. Concurrent with the execution of this Agreement, EPII has paid to Schnase (via the Brokers) nine hundred eighty eight thousand dollars ($988,000). In the event that the transaction contemplated by that certain letter agreement dated July 29, 1999 between EPII and Mitsubishi Chemical America, Inc. for the purchase of all of the shares of outstanding capital stock of Pacific Western Extruded Plastics Company (the "Transaction") is concluded, EPII and its assigns hereunder shall pay to Schnase the additional amount of one hundred fifty two thousand dollars ($152,000) in cash within three business days after the conclusion of the Transaction. In the event that the Transaction is concluded and the average closing price for EPII common stock on all securities exchanges on which EPII common stock trades equals or exceeds $3.625 per share for the two day period following the conclusion of the Transaction, EPII and its assigns hereunder shall pay to Schnase the additional amount of seventy six thousand dollars ($76,000) in cash within five business days after the conclusion of the Transaction.

         (c) EPII is acquiring some of the Non-LEPP Shares on behalf of certain individuals and will assign a portion of its rights hereunder to such individuals. Schnase acknowledges and consents to such assignment and to such individuals being third party beneficiaries of this Agreement including without limitation the representations and releases made by Schnase.

         4. Purchase of LEPP Shares.

         (a) EPII hereby purchases and Schnase hereby sells all 18,125 of the LEPP Shares. Schnase has delivered the certificates representing the LEPP Shares to EPII.

         (b) The purchase price for the LEPP Shares shall be $2.60 per share. Concurrent with the execution of this Agreement, EPII has paid to Schnase forty seven thousand one hundred twenty-five dollars ($47,125) by reducing the amount owing under the Schnase Notes by that amount. In the event that the Transaction is concluded, EPII shall pay to Schnase the additional amount of seven thousand two hundred fifty dollars ($7,250) by reducing the amount owing under the Schnase Notes by one thousand four hundred dollars ($1,400) as payment in full and paying to Schnase five thousand eight hundred fifty dollars ($5,850) within three business days after the conclusion of the Transaction. In the event that the Transaction is concluded and the average closing price for EPII common stock on all securities exchanges on which EPII common stock trades equals or exceeds $3.625 per share for the two day period following the conclusion of the Transaction, EPII shall pay to Schnase the additional amount of three thousand six hundred twenty five dollars ($3,625) by reducing the amount due under the Schnase Notes and the balance in cash within five business days after the conclusion of the Transaction.


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         5.       Schnase Options.

         (a) As of the date hereof, Schnase has exercised in full his option to acquire 150,000 shares of EPII common stock at an exercise price of $2.00 per share and 7,140 shares of his option to acquire 21,000 shares of EPII common stock at an exercise price of $1.50 per share (the "Option Shares") and has delivered a check to EPII in the amount of three hundred ten thousand seven hundred ten dollars ($310,710).

         (b) EPII hereby purchases and Schnase hereby sells all 157,140 of the Option Shares.

         (c) The purchase price for the Option Shares shall be $2.60 per share. Concurrent with the execution of this Agreement, EPII has paid to Schnase four hundred eight thousand five hundred sixty four dollars ($408,564). In the event that the Transaction is concluded, EPII shall pay to Schnase the additional amount of sixty two thousand eight hundred fifty six dollars ($62,856) in cash within three business days after the conclusion of the Transaction. In the event that the Transaction is concluded and the average closing price for EPII common stock on all securities exchanges on which EPII common stock trades equals or exceeds $3.625 per share for the two day period following the conclusion of the Transaction, EPII and its assigns hereunder shall pay to Schnase the additional amount of thirty one thousand four hundred twenty eight dollars ($31,428) in cash within five business days after the conclusion of the Transaction.

         (d) In consideration for surrender of the Schnase Options which were not exercised to acquire the Option Shares, in the event that the Transaction is concluded and the average closing price for EPII common stock on all securities exchanges on which EPII common stock trades equals or exceeds $3.625 per share for the two day period immediately following the conclusion of the Transaction, EPII shall pay to Schnase the amount of seven thousand dollars ($7,000) in cash within five business days after the conclusion of the Transaction.

         6. Final Settlement. This Agreement and the payments described above are in full, final, and complete settlement of Schnase's interests in the Schnase Shares, the Option Shares and the Schnase Options and of any and all Schnase's actual or potential claims against Eagle Pacific. Schnase agrees that neither he nor his attorneys will make any claim against Eagle Pacific for damages, attorneys' fees, costs, interest, or any other amounts. Schnase shall not be entitled to any other payments or benefits except as expressly set forth in this Agreement.

         7.       Mutual Releases.

         (a) Schnase covenants not to sue and hereby releases and forever discharges Eagle Pacific of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts (expressed or implied), controversies, agreements, promises, damages, judgments, and demands whatsoever, known or unknown, in law or equity, he ever had, now has, or shall have as of the date of this Agreement in any capacity, including but not limited to a director, shareholder, option holder, consultant or employee. Schnase releases and discharges Eagle Pacific not only from any and all claims that he could bring on his own behalf, but also those that may or could be brought by any other person or organization on his behalf, and agrees not to become a member of any

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         class in any proceeding or case in which a claim or claims against
         Eagle Pacific arise, in whole or in part, from any event that occurred before or as of the date of this Agreement. Schnase affirms that he has not caused or permitted, and will not cause or permit, to be filed any charge, complaint, or action of any nature or type against Eagle Pacific.

         (b) Eagle Pacific covenants not to sue and hereby releases and forever discharges Schnase of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts (expressed or implied), controversies, agreements, promises, damages, judgments, and demands whatsoever, known or unknown, in law or equity, it ever had, now has, or shall have as of the date of this Agreement in any capacity other than any claim Eagle Pacific may have as a result of Schnase's breach of any of the representations, warranties or covenants contained in this Agreement. Eagle Pacific releases and discharges Schnase not only from any and all claims that it could bring on its behalf, but also those that may or could be brought by any other person or organization on its behalf.

         8. Resignation from Board of Directors. Effective upon the execution of this Agreement, Schnase hereby resigns as a member of the Board of Directors of EPII, and EPII hereby accepts Schnase's resignation.

         9. Representations. Schnase represents and warrants to Eagle Pacific that the following statements are true and acknowledges that such representations are a material inducement for Eagle Pacific to enter into this
Agreement:

         (a) Schnase owns the Schnase Shares, the Option Shares and the Schnase Options free and clear from all liens, claims and third party interests whatsoever except for the pledge of the LEPP Shares to EPII. Schnase does not own any securities of EPII other than the Schnase Shares, the Option Shares and the Schnase Options.

         (b) Schnase no longer desires to hold securities of EPII, including the Schnase Shares, the Option Shares and the Schnase Options, and Schnase approached EPII to acquire the Schnase Shares, the Option Shares and the Schnase Options.

         (c) Schnase does not want or need any additional information in order to execute this Agreement to effect the sale of the Schnase Shares and the Option Shares and the cancellation of the Schnase Options, has had an opportunity to ask questions of and receive answers from individuals at EPII concerning the terms and conditions of an investment in the Schnase Shares, the Option Shares and the Schnase Options and concerning all matters respecting EPII's present and proposed operations and financial condition, including the Transaction, and all questions have been answered to his full satisfaction.

         (d) Schnase has not at any time filed or had filed against him a petition in bankruptcy.

         (e) Schnase has not assigned, voluntarily or involuntarily, to any person or entity whatsoever any rights or claims he has or may have against Eagle Pacific.


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         (f) Schnase is legally able to receive the payments and benefits that are set forth in this Agreement and he knows of no claims any third party has or may have against such payments and benefits that he is receiving from his settlement of claims.

         (g) Schnase has returned to EPII all tangible evidence of EPII's property and confidential information.

         (h) Schnase has not disclosed any confidential information of EPII to any person other than to his advisors on a confidential basis.

         10. Public Statements. Schnase shall not issue press releases or make public statements regarding Eagle Pacific, including without limitation statements to members of the press and media and statements on the internet.

         11. Confidentiality. Schnase shall not disclose or discuss, directly or indirectly, in any manner whatsoever, any information concerning EPII and the operations of its business, except to the extent that such information can be shown to have been in the public domain through no fault of Schnase. If Schnase breaches the terms of this paragraph, EPII may commence an action at law and pursue its available legal and equitable remedies, as well as reasonable attorney fees. If EPII takes steps to seek relief from an alleged breach of this paragraph, all of the provisions of this Agreement shall remain in full force and effect.

         12. Nondisparagement. Schnase shall not disparage Eagle Pacific in any way to any of EPII's employees, manufacturer's representatives, customers, competitors or distributors or any persons or entities known to Schnase to be shareholders, securities holders or lenders of EPII.

         13. Quiet Period. Schnase shall not purchase or sell, for his account or the account of others, or agree to purchase or sell, shares of common stock of EPII for a period of 12 months commencing on the date hereof.

         14. Remedies. If Schnase breaches of any of his representations or covenants hereunder, Eagle Pacific shall have to commence an action at law and pursue its available legal and equitable remedies as well as reasonable attorney fees.

         15. Governing Law. Any disputes arising under this Agreement shall be governed by the laws of the State of Minnesota.

         16. Assignment. Except as set forth above, this Agreement may not be assigned by either party unless agreed to in writing by EPII and Schnase.

         17. Full Agreement. Schnase, by signing this Agreement, acknowledges and agrees that he has carefully read and understands all provisions of this Agreement, that he has been advised by counsel regarding the terms and effects of this Agreement, and that he has entered into this Agreement knowingly and voluntarily. Schnase acknowledges and agrees that he has not relied on any representations or statements by Eagle Pacific, whether oral or written, other than the express statements of this Agreement, in executing this Agreement. This Agreement contains the full and binding agreement of the parties and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all oral and written prior agreements, understandings, and negotiations between the parties; provided, however Schnase shall remain bound by the provisions of Sections 2, 4 and 6 of that certain consulting agreement dated as of January 1, 1997 by and between Schnase and EPII.



Dated: September 2, 1999
                                         EAGLE PACIFIC INDUSTRIES, INC.



 /s/ Laryy D. Schnase                    By /s/ William H. Spell
Larry D. Schnase                         Its Chief Executive Officer